UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

___________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 22, 2009

Evergreen Energy Inc.
 (Exact Name of Registrant as Specified in Charter)

Delaware	001-14176	84-1079971
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1225 17th Street, Suite 1300, Denver, Colorado 80202
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 293-2992

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 24, 2009, the Board of Directors of Evergreen Energy Inc. (the “Company”) appointed Thomas H. Stoner, Jr., age 49, as President and Chief Executive Officer.  Mr. Stoner was also elected as a member of the Board of Directors effective June 22, 2009.  Mr. Stoner has been serving as the Company’s interim President and Chief Executive Officer since June 1, 2009 and served as an executive consultant to the Company for approximately six months prior.  He served as chief executive officer of Econergy International PLC from 1998 to 2008, chairman of Econergy’s board of directors from 1996 to 2006, and chairman of Econergy’s independent directors in 2008.  Since its founding in 2004, Mr. Stoner has served as the senior manager of CleanTech Fund, which invests in renewable energy and energy efficient products.  A copy of the press release announcing Mr. Stoner’s appointment is attached as Exhibit 99.1 to this report.

In connection with his election as a director, Mr. Stoner has not been named to any committees of the Board of Directors and there is no arrangement or understanding between Mr. Stoner and any other person pursuant to which he was elected.  Mr. Stoner does not have any family relationships with any director, executive officer, or person nominated to be chosen by the Company to become a director or executive officer and has not been directly or indirectly involved in any transaction, proposed transaction, or series of similar transactions with the Company required to be disclosed pursuant to Item 404(a) of Regulation S-K.

For his service as the Company’s President and Chief Executive Officer, Mr. Stoner will receive a base salary of $300,000 per year and will be eligible to receive a target annual cash bonus of 50% of his base salary, contingent upon achieving performance goals to be established by the Company’s Board of Directors and Compensation Committee with input from Mr. Stoner.  During the first year of employment, Mr. Stoner will receive two-thirds of his base salary in cash and one-third will be paid in shares of restricted common stock on a monthly basis.  Additionally, the targeted annual cash bonus for the remainder of fiscal 2009 will be $150,000, although his period of employment during fiscal 2009 will be less than a full year.  Mr. Stoner will also receive benefits available to all of the Company’s executive officers, including participation in the Company’s existing health and welfare benefit programs.

In connection with his employment, Mr. Stoner was granted options to purchase 500,000 shares of common stock at an exercise price of $0.96 per share, the closing market price on June 24, 2009.  The options were fully vested on the date of grant and expire on June 24, 2014.  Mr. Stoner was also granted a restricted stock award representing the contingent right to receive up to 3,000,000 shares of restricted common stock, subject to performance-based vesting upon the attainment of certain benchmarks, and assuming continuous employment, as follows:  (i) 1,000,000 shares of common stock upon an increase in the closing price of the Company’s common stock to $1.50 or higher per share for all of the trading days within any sixty consecutive calendar day period; (ii) an additional 500,000 shares of common stock upon an increase in the closing price of the Company’s common stock to $2.00 or higher per share for all of the trading days within any sixty consecutive calendar day period; (iii) an additional 500,000 shares of common stock upon an increase in the closing price of the Company’s common stock to $2.50 or higher per share for all of the trading days within any sixty consecutive calendar day period; (iv) an additional 500,000 shares of common stock upon an increase in the closing price of the Company’s common stock to $3.00 or higher per share for all of the trading days within any sixty consecutive calendar day period; and (v) an additional 500,000 shares of common stock upon an increase in the closing price of the Company’s common stock to $4.00 or higher per share for all of the trading days within any sixty consecutive calendar day period.  Vesting of the award pursuant to the benchmarks above may also occur in the event of a merger or acquisition of the Company in which the price per share for the Company’s common stock satisfies the above vesting thresholds.  Any unvested portion of the restricted stock award will expire on June 24, 2013.  All of the equity-based awards granted to Mr. Stoner, as described above, including the portion of his base salary to be paid in shares of common stock, were granted pursuant to the employment inducement award exemption provided under the corporate governance listing standards of NYSE Arca. A copy of the press release announcing the employment inducement awards is attached as Exhibit 99.2 to this report.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

99.1	Press Release dated June 25, 2009.
99.2	Press Release dated June 26, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            EVERGREEN ENERGY INC.

Date:  June 26, 2009                                                                                                        By:   /s/ Diana L. Kubik
                                  Name:     Diana L. Kubik
                                  Title:       Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated June 25, 2009.
99.2	Press Release dated June 26, 2009.